Exhibit 99.1

Molson Coors Reports Higher Net Sales and Underlying After-Tax Income for the Third Quarter

Third Quarter 2012 Highlights(1)

  Underlying after-tax income: $248.9 million, up 17.2% ($1.37 per diluted share, up 20.2%)
  Net income from continuing operations attributable to MCBC: $197.7 million, up 1.5% ($1.09 per diluted share, up 3.8%)
  Net sales: $1,195.5 million, up 25.3%
  Worldwide beer volume: 17.2 million hectoliters, up 30.8%

DENVER & MONTREAL--(BUSINESS WIRE)--November 7, 2012--Molson Coors Brewing Company (NYSE: TAP)(TSX: TPX) today reported a 30.8 percent increase in worldwide beer volume, 25.3 percent higher net sales and a 17.2 percent increase in underlying after-tax income for the third quarter 2012, driven by the addition of Molson Coors Central Europe (MCCE) operations in reported results in 2012, along with positive performance in our U.S. business. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) increased 1.5 percent.

Molson Coors president and chief executive officer Peter Swinburn said, “The third quarter was our first full reporting period following our Central Europe acquisition. The addition of this business provided more than $60 million of pretax earnings accretion on an underlying basis and net of related interest expense. Strong results in the U.S. also contributed to our bottom-line growth. As a result, underlying after-tax income increased more than 17 percent to $249 million, and underlying EPS grew more than 20 percent to $1.37 per share. Regionally, the U.S. had another good earnings quarter, up 16 percent, while the U.K., Canada and International business units reported lower earnings. In local currency, Central Europe underlying earnings increased nearly 16 percent in the third quarter on a pro forma basis. Nonetheless, we saw a decline in consumer demand across our businesses in the third quarter, and we expect the fourth quarter to be the most challenging of this year, with difficult profit comparisons in Canada and the UK and higher costs in the U.S. and Central Europe.”

He added “In this challenging macroeconomic climate, we have said consistently that, in addition to growing our brands, we would aggressively drive costs out of our business to provide resources to be more competitive and to grow earnings, cash and shareholder value. In the third quarter our Resources For Growth program delivered $22 million in savings, bringing total program savings to $172 million since 2010. Our share of MillerCoors results added another $12 million of cost savings in the quarter. Consistent with this strategy, in the third quarter we began a number of new initiatives to standardize and further streamline our company over the next two years. As a first step, we will combine our UK and Ireland business with our new Central Europe organization to create a single European organization, called Molson Coors Europe. We will continue to manage the export and license business in Europe, including Staropramen export, through Molson Coors International. These initiatives are designed to improve the efficiency of our organization and our processes and generate additional resources to invest behind our brands and innovation, so when our core markets do turn around, we can take full advantage of it.”

Foreign Exchange

The Company’s third quarter results include the impact of unfavorable foreign currency movements from the British Pound and Canadian Dollar, which decreased underlying pretax income by approximately $3 million.

Effective Income Tax Rates

The Company’s third quarter effective income tax rate was 17 percent on a reported basis and 18 percent on an underlying basis. Due to the acquisition, the Company now estimates that its underlying effective tax rate will be in the range of 15 percent to 19 percent for full year 2012, assuming no further changes in tax laws.

Debt

Total debt at the end of the third quarter was $4.7 billion, and cash and cash equivalents totaled $586 million, resulting in net debt of $4.1 billion.

Third Quarter Business Segment Results

Beginning July 1, 2012, our Central Europe export and license business (“Central Europe export”), which includes licensing arrangements in Russia and Ukraine and the export of Central Europe brands to approximately 30 countries globally, is reported in our MCI segment in accordance with how our Chief Executive Officer views our businesses. For periods prior to this date, this business was included with the Central Europe business, which we acquired on June 15, 2012. The impact of Central Europe export for the period from its acquisition through the end of the second quarter 2012 was immaterial and, therefore, previously reported segment results have not been reclassified.

The following are the Company’s third quarter 2012 results by business segment:

Canada Business

Canada underlying pretax income decreased 7.1 percent to $150.7 million in the quarter. Canada underlying income in local currency decreased 5 percent. Positive pricing and cost reductions were more than offset by the negative impact of lower volume, mix shift toward higher-cost products, pension expense and foreign currency. A 2.3 percent decline in the Canadian dollar versus the U.S. dollar drove an approximate $5 million negative impact.

Sales-to-retail (STRs) decreased 5.1 percent in the third quarter due in part to a year-over-year change in the timing of the Canada Day holiday within our fiscal calendar. As a result, the Canada Day retail load-in this year was in the second quarter, versus primarily in the third quarter last year. Our Canada market share declined approximately one share point from a year ago on an estimated industry volume decline of 3 percent. Third quarter total sales volume in Canada for Molson Coors decreased 4.1 percent.

Net sales per hectoliter increased more than 3 percent in local currency driven by continued positive pricing and favorable mix.

Cost of goods sold (COGS) per hectoliter increased almost 6 percent in local currency, driven by higher pension expense and a mix shift toward higher-cost brands and packages.

Marketing general and administrative (MG&A) expense decreased about 1 percent in local currency, with higher marketing and sales investments more than offset by general and administrative savings initiatives in the quarter.

United States Business (MillerCoors)(2)

Molson Coors underlying U.S. segment pretax income increased 16 percent to $139.9 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, increased 13.5 percent to $325.6 million, driven by positive pricing, favorable brand mix and continued strong cost management.

MillerCoors domestic STRs declined 2.4 percent, on a trading-day-adjusted basis, as the third quarter of 2012 had one less trading day compared with the same quarter in the prior year. Domestic sales-to-wholesalers (STWs) decreased 2.6 percent.

Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 3.6 percent primarily due to strong net pricing and an acceleration of favorable brand mix, driven by Tenth and Blake growth and the Economy portfolio decline. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased by 3.0 percent. Third-party contract brewing volumes were up 8.7 percent.

COGS per hectoliter increased 0.5 percent driven by packaging innovation and commodity inflation, largely offset by cost savings initiatives.

MG&A costs increased 0.4 percent, driven by increased marketing investments, partially offset by timing of general and administrative expenses.

Depreciation and amortization expenses for MillerCoors in the third quarter were $71.0 million, and additions to tangible and intangible assets totaled $58.2 million.

Central Europe Business (3)

Central Europe underlying pretax income decreased 2.2 percent to $79.8 million in the quarter due to unfavorable foreign currency movements, which reduced earnings approximately $15 million versus the pro forma quarter a year earlier. In local currency, underlying income increased nearly 16 percent driven by positive pricing and lower marketing, general and administrative expense, which were partially offset by the impact of input cost inflation and lower volume.

Central Europe sales volume decreased 1.5 percent primarily due to a decrease in consumer demand, particularly in September. The business maintained strong market share in the region.

Net sales per hectoliter increased 4 percent in local currency due to positive net pricing.

COGS per hectoliter increased 6 percent in local currency, primarily driven by package mix changes and input cost inflation, particularly packaging materials, utilities and fuel.

MG&A expenses decreased 16 percent in local currency, due to lower overhead and marketing costs.

United Kingdom Business

U.K. underlying pretax income decreased 63.1 percent to $10.1 million in the quarter, due to lower volume, higher input inflation and pension expense and cycling a reduction in employee incentive compensation last year, partly offset by cost savings initiatives. These results reflect a minimal negative impact on underlying earnings from a 1.9 percent depreciation of the British Pound versus the U.S. Dollar.

U.K. STRs decreased 4.8 percent due to a weak U.K. market impacted by economic conditions.

Net sales per hectoliter increased 1 percent in local currency. Owned brand net sales per hectoliter were in line with last year as a result of higher on-premise pricing and favorable mix, offset by lower pricing in the off-premise.

COGS per hectoliter increased nearly 5 percent in local currency, driven by input inflation, higher pension expense, cycling a reduction in employee incentive compensation last year and fixed-cost deleverage from lower volumes, partly offset by results of cost savings initiatives.

MG&A expenses increased 5 percent in local currency, due to cycling a reduction in employee incentive compensation last year, partly offset by cost savings.

International Business

The International segment posted an underlying pretax loss of $7.7 million in the third quarter, up from a $7.2 million loss a year ago due to incremental brand investments, partially offset by year-over-year volume growth from Europe and Latin America markets and including Central Europe export results this year. The Central Europe export business contributed underlying pretax income of $2.8 million in the third quarter.

International STRs more than doubled due to the addition of Central Europe export. Excluding the addition of Central Europe export, STRs increased nearly 14 percent, driven by Carling growth in our Europe export markets, Coors Light growth in Latin America, Zima and Modelo brands in Japan, and a full quarter of sales in India this year. Net sales revenue increased 38.3 percent on higher volumes with 21.5 percent attributable to the inclusion of Central Europe export. COGS per hectoliter decreased 5.8 percent driven by geographic mix, partially offset by the inclusion of Central Europe export. Excluding the addition of Central Europe export, COGS per hectoliter decreased 16.9 percent.

International MG&A expense increased 30.2 percent, driven by incremental brand investments in priority markets.

Corporate

Underlying Corporate expenses totaled $67.2 million pretax for the third quarter. This increase of $16.3 million was due to $22.4 million of interest expense related to financing our Central Europe acquisition this year.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special items resulted in a $35.9 million pretax charge driven by $28.5 million of impairment and related costs upon deconsolidation of our China joint venture, and $6.2 million of restructuring charges in Canada, the U.K., Central Europe, and International, $0.3 million of special termination benefit costs and $0.9 million of ongoing costs related to the 2011 Toronto flood in Canada.

Other non-core items resulted in an $18.6 million pretax charge, driven by a $7.7 million unrealized market-to-market loss on financial instruments in Corporate, $2.6 million and $3.8 million of unrealized foreign exchange losses on acquisition-related financing instruments in Corporate and Central Europe, respectively, as well as $4.4 million and $0.7 million of acquisition and integration-related expenses in Corporate and Central Europe, respectively, and a $0.1 million environmental litigation reserve. These charges were slightly offset by a $0.7 million unrealized mark-to-market gain on commodity hedges in Corporate COGS.

During the quarter, MillerCoors reported an $18.7 million impairment related to the discontinuation of Home Draft packaging. This equates to $7.9 million at Molson Coors’ 42 percent economic ownership share.

2012 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2012 third quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 14, 2013. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, which is net income from continuing operations attributable to MCBC. To calculate underlying after-tax income in the third quarter, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal third quarter ended September 29, 2012, compared to the fiscal third quarter ended September 24, 2011. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

(3) Unless otherwise indicated, all $ amounts are in U.S. Dollars, and quarterly comparative results are for MCCE’s actual fiscal third quarter ended September 29, 2012, compared to the pro forma fiscal third quarter ended September 24, 2011. The pro forma statements of operations include adjustments directly attributable to the acquisition of StarBev. Pro forma amounts include the results of operations for Central Europe, excluding the Central Europe global export and license business, for the periods indicated on each statement. These amounts also include pro forma adjustments as if MCCE had been acquired on December 26, 2010, the first day of our 2011 fiscal year, including the effects of on-going acquisition accounting impacts and eliminating operating costs and expenses directly related to the transaction, but do not include adjustments for costs related to integration activities following the completion of the Acquisition, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what the results would have been had we operated the businesses since December 26, 2010, and do not purport to be indicative of future operating results.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Central Europe, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Staropramen and Carling. Molson Coors is listed on the 2012 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2012 Third Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	3rd Q
	2012	2011
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	197.7	194.7
Per diluted share:	$1.09	$1.05
Add back/(less):
Pretax special items - net	35.9	0.1
Proportionate share of MillerCoors special items - net(1)	7.9	46.4
Environmental litigation reserve(2)	0.1	-
Acquisition and integration costs(4)	5.1	-
Unrealized loss on acquisition-related convertible note(5)	7.7	-
Unrealized foreign exchange loss on acquisition financing instrument(2)	6.4	-
Unrealized (gain) loss related to commodity swaps(3)	(0.7)	3.0
Basis amortization related to the Sparks brand impairment(1)	-	(25.2)
Employee related expense(6)	-	2.5
Tax effects related to special and other non-core items	(11.2)	(9.1)
Non-GAAP: Underlying after-tax income:	248.9	212.4
Per diluted share:	$1.37	$1.14
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) $4.2 million included in Marketing, General and Administrative Expenses and $0.9 million included in Interest Expense, net
(5) Included in Interest Expense
(6) $1.1 million included in U.K. Cost of Goods Sold and $1.4 million included in U.K. Marketing, General and Administrative Expenses

Molson Coors Brewing Company
Table 2: 2012 Third Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business						Total
	Canada	U.S.	U.K.	Central Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2012 3rd Q Income (loss) from continuing operations before income taxes	$147.0	$132.0	$7.7	$75.2	$(37.4)	$(81.3)	$243.2
Add back/(less):
Pretax special items - net	3.7	-	2.4	0.1	29.7	-	35.9
Proportionate share of MillerCoors pretax special items - net(1)	-	7.9	-	-	-	-	7.9
Environmental litigation reserve(2)	-	-	-	-	-	0.1	0.1
Acquisition and integration costs(4)	-	-	-	0.7	-	4.4	5.1
Unrealized loss on acquisition-related convertible note(5)	-	-	-	-	-	7.7	7.7
Unrealized foreign exchange loss on acquisition financing instrument(2)	-	-	-	3.8	-	2.6	6.4
Unrealized gain related to commodity swaps(3)	-	-	-	-	-	(0.7)	(0.7)
Non-GAAP: 2012 3rd Q underlying pretax income (loss)	$150.7	$139.9	$10.1	$79.8	$(7.7)	$(67.2)	$305.6
Percent change 2012 3rd Q vs. 2011 3rd Q underlying pretax income (loss)	(7.1%)	16.0%	(63.1%)	N/A	(6.9%)	(32.0%)	21.2%
U.S. GAAP: 2011 3rd Q Income (loss) from continuing operations before income taxes	$162.0	$99.4	$25.3	$-	$(7.4)	$(53.9)	$225.4
Add back/(less):
Pretax special items - net	0.3	-	(0.4)	-	0.2	-	0.1
Proportionate share of MillerCoors pretax special items - net(1)	-	46.4	-	-	-	-	46.4
Basis amortization related to the Sparks brand impairment(1)	-	(25.2)	-	-	-	-	(25.2)
Employee related expense(6)	-	-	2.5	-	-	-	2.5
Unrealized loss related to commodity swaps(3)	-	-	-	-	-	3.0	3.0
Non-GAAP: 2011 3rd Q underlying pretax income (loss)	$162.3	$120.6	$27.4	$-	$(7.2)	$(50.9)	$252.2
Notes:
(1) Included in Equity Income in MillerCoors
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) $4.2 million included in Marketing, General and Administrative Expenses and $0.9 million included in Interest Expense, net
(5) Included in Interest Expense
(6) $1.1 million included in U.K. Cost of Goods Sold and $1.4 million included in U.K. Marketing, General and Administrative Expenses

MillerCoors LLC
Table 3: Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

U.S. GAAP - Net income attributable to MillerCoors:	$306.9	$176.4	$1,020.5	$809.8
Add back: Special items, net	18.7	110.9	16.4	113.4
Less: Tax effect of adjustments to arrive at underlying after-tax income	-	(0.4)	-	(0.4)
Non-GAAP - Underlying net income:	$325.6	$286.9	$1,036.9	$922.8

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Net Income Attributable to MillerCoors	$306.9	$176.4	$1,020.5	$809.8
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$128.9	$74.1	$428.6	$340.1
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	1.2	27.7	3.1	32.6
Add: Share-based compensation adjustment (2)	1.9	(2.4)	4.8	(0.3)
MCBC Equity Income in MillerCoors (U.S. GAAP)	$132.0	$99.4	$436.5	$372.4
Add: Proportionate share of MillerCoors special items (3)	7.9	46.6	6.9	47.6
(Less): Basis amortization associated with Sparks brand impairment (1)	-	(25.2)	-	(25.2)
(Less): Tax effect on special items (4)	-	(0.2)	-	(0.2)
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$139.9	$120.6	$443.4	$394.6
Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $585 million as of September 29, 2012. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.
(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors. As of the end of the second quarter of 2011, the share-based awards granted to former CBC employees now employed by MillerCoors became fully vested, as such; no further adjustments will be recorded related to these awards. We are still recording adjustments to eliminate the impacts related to the pre-existing SAB Miller plc equity awards, which represent the amounts recorded in 2012.
(3) MillerCoors special items were net charges of $18.7 million and $16.4 million for Q3 2012 and the first three quarters of 2012, respectively, and net charges of $110.9 million and $113.4 million for Q3 2011 and the first three quarters of 2011, respectively. MCBC's proportionate share equals 42% of these net special charges.
(4) The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose.

Molson Coors Brewing Company
Table 5: Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	September 29, 2012	September 24, 2011	% Change

Financial Volume:	9.042	4.966	82.1%
Royalty Volume:	0.417	0.133	213.5%
Owned Volume:	9.459	5.099	85.5%
Proportionate Share of Equity Investment Sales-to-Retail(1):	7.710	8.031	(4.0%)
Total Worldwide Beer Volume:	17.169	13.130	30.8%
Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters	9.042	4.966	18.446	13.608

Sales	$1,685.8	$1,393.9	$4,134.8	$3,774.3
Excise taxes	(490.3)	(439.5)	(1,248.5)	(1,195.9)
Net sales	1,195.5	954.4	2,886.3	2,578.4
Cost of goods sold	(687.0)	(550.5)	(1,705.9)	(1,501.6)
Gross profit	508.5	403.9	1,180.4	1,076.8
Marketing, general and administrative expenses	(300.6)	(248.2)	(853.6)	(759.1)
Special items, net	(35.9)	(0.1)	(58.6)	(11.1)
Equity income in MillerCoors	132.0	99.4	436.5	372.4
Operating income (loss)	304.0	255.0	704.7	679.0
Interest income (expense), net	(54.4)	(27.3)	(162.8)	(81.8)
Other income (expense), net	(6.4)	(2.3)	(78.3)	(4.8)
Income (loss) from continuing operations before income taxes	243.2	225.4	463.6	592.4
Income tax expense	(42.5)	(31.1)	(85.7)	(90.4)
Net Income (loss) from continuing operations	200.7	194.3	377.9	502.0
Income (loss) from discontinued operations, net of tax	0.7	2.7	1.6	1.5
Net income (loss) including noncontrolling interests	201.4	197.0	379.5	503.5
Less: Net (income) loss attributable to noncontrolling interests	(3.0)	0.4	3.5	(0.4)
Net income (loss) attributable to MCBC	$198.4	$197.4	$383.0	$503.1

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$1.09	$1.05	$2.11	$2.69
From discontinued operations	-	0.01	0.01	0.01
Basic net income per share	$1.09	$1.06	$2.12	$2.70

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$1.09	$1.05	$2.10	$2.67
From discontinued operations	-	0.01	0.01	0.01
Diluted net income per share	$1.09	$1.06	$2.11	$2.68

Weighted average shares - basic	181.0	185.0	180.7	186.3
Weighted average shares - diluted	182.0	186.2	181.7	187.8

Dividends per share	$0.32	$0.32	$0.96	$0.92

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$197.7	$194.7	$381.4	$501.6
Income (loss) from discontinued operations, net of tax	0.7	2.7	1.6	1.5
Net income (loss) attributable to MCBC	$198.4	$197.4	$383.0	$503.1

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters	2.440	2.543	6.537	6.624

Sales	$761.6	$793.6	$2,051.1	$2,057.8
Excise taxes	(181.5)	(194.7)	(485.8)	(500.4)
Net sales	580.1	598.9	1,565.3	1,557.4
Cost of goods sold	(305.5)	(307.4)	(849.8)	(823.6)
Gross profit	274.6	291.5	715.5	733.8
Marketing, general and administrative expenses	(123.0)	(127.1)	(377.4)	(370.4)
Special items, net	(3.7)	(0.3)	(4.9)	(10.6)
Operating income (loss)	147.9	164.1	333.2	352.8
Other income (expense), net	(0.9)	(2.1)	(2.4)	(6.8)
Income (loss) before income taxes	$147.0	$162.0	$330.8	$346.0

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters (1)	2.148	2.219	6.107	6.361

Sales (1)	$543.8	$565.5	$1,562.1	$1,625.0
Excise taxes	(230.3)	(238.3)	(659.0)	(681.4)
Net sales (1)	313.5	327.2	903.1	943.6
Cost of goods sold	(222.1)	(224.0)	(624.0)	(627.5)
Gross profit	91.4	103.2	279.1	316.1
Marketing, general and administrative expenses	(82.3)	(80.1)	(244.3)	(255.7)
Special items, net	(2.4)	0.4	(12.4)	0.2
Operating income (loss)	6.7	23.5	22.4	60.6
Interest income, net	1.4	1.8	4.3	4.7
Other income (expense), net	(0.4)	-	(1.4)	(0.9)
Income (loss) before income taxes	$7.7	$25.3	$25.3	$64.4
Notes:
(1) Reflects gross segment sales and for Q3 2012 includes intercompany sales to MCI of 0.087 million hectoliters and $5.5 million of net sales. Q3 2011 includes intercompany sales to MCI of 0.050 million hectoliters and $3.2 million of net sales. The first three quarters of 2012 includes intercompany sales to MCI of 0.198 million hectoliters and $12.7 million of net sales. The first three quarters of 2011 includes intercompany sales to MCI of 0.070 million hectoliters and $4.5 million of net sales. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 9: PRO FORMA Central Europe Results of Operations
(See footnote 3 on page 7)
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Actual	Pro Forma	Pro Forma	Pro Forma
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters	4.177	4.239	10.391	10.342

Sales	$335.5	$390.7	$827.9	$943.2
Excise taxes	(71.3)	(83.0)	(178.7)	(203.3)
Net Sales	264.2	307.7	649.2	739.9
Cost of goods sold	(139.6)	(159.9)	(373.2)	(399.7)
Gross profit	124.6	147.8	276.0	340.2
Marketing, general and administrative expenses	(45.1)	(63.5)	(165.4)	(183.6)
Special items, net	(0.1)	(1.0)	(0.1)	(2.5)
Operating income (loss)	79.4	83.3	110.5	154.1
Other income (expense), net	(4.2)	(2.7)	(4.2)	(1.8)
Income (loss) before income taxes	$75.2	$80.6	$106.3	$152.3

Molson Coors Brewing Company and Subsidiaries
Table 10: Molson Coors International Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2012 (2)	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters	0.364	0.254	0.912	0.693

Sales	$50.2	$37.6	$126.0	$95.0
Excise taxes	(7.2)	(6.5)	(17.8)	(14.1)
Net Sales	43.0	31.1	108.2	80.9
Cost of goods sold (1)	(26.2)	(19.4)	(70.5)	(51.4)
Gross profit	16.8	11.7	37.7	29.5
Marketing, general and administrative expenses	(24.6)	(18.9)	(68.3)	(54.4)
Special items, net	(29.7)	(0.2)	(40.1)	(0.7)
Operating income (loss)	(37.5)	(7.4)	(70.7)	(25.6)
Other income (expense), net	0.1	-	0.4	0.1
Income (loss) before income taxes	$(37.4)	$(7.4)	$(70.3)	$(25.5)
Notes:
(1) Reflects gross segment amounts and for Q3 2012 and Q3 2011 includes intercompany cost of goods sold from the U.K. of $5.5 million and $3.2 million, respectively. The first three quarters of 2012 and 2011 includes intercompany cost of goods sold from the U.K. of $12.7 million and $4.5 million, respectively. The offset is included within U.K. net sales. These amounts are eliminated in the consolidated totals.

(2) The results related to the Central Europe export business have been moved to our MCI segment beginning July 1, 2012, in accordance with how our Chief Operating Decision Maker views our businesses. The MCI results for the third quarter of 2012 reflect $2.8 million of Income before income taxes and non-GAAP underlying pretax income.

Molson Coors Brewing Company and Subsidiaries
Table 11: Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Volume in hectoliters	-	-	-	-

Sales	$0.2	$0.4	$0.9	$1.0
Excise taxes	-	-	-	-
Net Sales	0.2	0.4	0.9	1.0
Cost of goods sold	0.9	(2.9)	2.3	(3.6)
Gross profit	1.1	(2.5)	3.2	(2.6)
Marketing, general and administrative expenses	(25.6)	(22.1)	(106.2)	(78.6)
Special items, net	-	-	(1.1)	-
Operating income (loss)	(24.5)	(24.6)	(104.1)	(81.2)
Interest expense, net(1)	(55.8)	(29.1)	(167.1)	(86.5)
Other income (expense), net	(1.0)	(0.2)	(75.1)	2.8
Income (loss) before income taxes	$(81.3)	$(53.9)	$(346.3)	$(164.9)
Notes:
(1) Reflects acquisition-related interest expense of $31.0 million and $22.4 million on a GAAP basis and an underlying basis, respectively, for Q3 2012 and $91.4 million and $27.3 million on a GAAP basis and an underlying basis, respectively, for the first three quarters of 2012. Beginning July 1, 2012, interest income and expense related to our Central Europe segment is reflected within Corporate results consistent with our other segments, and this amount is $0.6 million of net expense for Q3 2012.

MillerCoors LLC (1)
Table 12: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Volume in hectoliters	19.847	20.145	58.903	59.050

Sales	$2,306.8	$2,285.2	$6,908.6	$6,733.6
Excise taxes	(313.3)	(320.3)	(931.3)	(937.3)
Net sales	1,993.5	1,964.9	5,977.3	5,796.3
Cost of goods sold	(1,201.1)	(1,213.3)	(3,582.9)	(3,545.1)
Gross profit	792.4	751.6	2,394.4	2,251.2
Marketing, general and administrative expenses	(463.2)	(461.5)	(1,344.1)	(1,313.5)
Special items, net	(18.7)	(110.9)	(16.4)	(113.4)
Operating income	310.5	179.2	1,033.9	824.3
Other income (expense), net	1.1	2.4	3.5	0.5
Income before income taxes	311.6	181.6	1,037.4	824.8
Income tax expense	(1.3)	(1.6)	(3.8)	(6.0)
Net income	310.3	180.0	1,033.6	818.8
Less: Net income attributable to noncontrolling interests	(3.4)	(3.6)	(13.1)	(9.0)
Net income attributable to MillerCoors	$306.9	$176.4	$1,020.5	$809.8
Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 13: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	September 29, 2012	December 31, 2011
Assets

Cash and cash equivalents	$585.7	$1,078.9
Receivables, net	769.7	726.0
Inventories, net	265.8	207.2
Other, net	159.6	105.9
Total current assets	1,780.8	2,118.0

Properties, net	2,001.0	1,430.1
Goodwill and intangibles, net	9,642.5	6,039.3
Investment in MillerCoors	2,626.6	2,487.9
Other, net	415.6	348.5
Total assets	$16,466.5	$12,423.8

Liabilities and Equity

Accounts payable	$488.9	$301.2
Accrued expenses and other, net	977.7	929.1
Current portion of long-term debt and short-term borrowings	1,258.6	46.9
Total current liabilities	2,725.2	1,277.2

Long-term debt	3,438.1	1,914.9
Pension and post-retirement benefits	696.6	697.5
Other, net	1,327.4	844.0
Total liabilities	8,187.3	4,733.6

Total MCBC stockholders' equity	8,225.2	7,647.9
Noncontrolling interests	54.0	42.3
Total equity	8,279.2	7,690.2
Total liabilities and equity	$16,466.5	$12,423.8

Molson Coors Brewing Company and Subsidiaries
Table 14: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirty-Nine Weeks Ended
	September 29, 2012	September 24, 2011
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$379.5	$503.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	192.0	161.3
Loss on sale or impairment of properties and intangibles	51.0	13.8
Amortization of debt issuance costs and discounts	34.5	16.9
Equity Income in MillerCoors	(436.5)	(372.4)
Distributions from MillerCoors	436.5	372.4
Change in working capital and other, net	183.0	(92.1)
Net cash provided by operating activities	$840.0	$603.4

Cash flows from investing activities:
Additions to properties	$(143.4)	$(126.3)
Proceeds from sales of properties and intangible assets	3.0	1.5
Acquisition of businesses, net of cash acquired	(2,257.4)	(41.3)
Change in restricted cash balances	-	2.7
Proceeds from settlement of derivative instruments	-	15.4
Investment in MillerCoors	(826.1)	(657.3)
Return of capital from MillerCoors	723.3	627.2
Payments on settlement of debt-related derivatives	(110.6)	-
Investment in and advances to an unconsolidated affiliate	(3.4)	(99.4)
Other, net	0.1	6.6
Net cash used in investing activities	$(2,614.5)	$(270.9)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$27.4	$8.5
Dividends paid	(179.0)	(172.4)
Payments for purchase of treasury stock	-	(271.1)
Net borrowings of debt	1,544.4	(11.7)
Payments on settlements of debt-related derivatives	(4.0)	(99.2)
Change in overdraft balances and other, net	(131.5)	(10.4)
Net cash used in financing activities	$1,257.3	$(556.3)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(517.2)	$(223.8)
Effect of foreign exchange rate changes on cash and cash equivalents	24.0	(6.6)
Balance at beginning of year	1,078.9	1,217.6
Balance at end of period	$585.7	$987.2

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334